EXHIBIT 99

Contact:	Judith Wawroski Treasurer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports 67% Increase in First Quarter 2018 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 8, 2018—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported first quarter net income for 2018 of $53.4 million or $.80 diluted earnings per common share ($.81 per share basic) compared to $32.0 million or $.48 diluted per common share ($.48 per share basic), which represents a 67% increase in net income and a 67% increase in diluted earnings per share over the corresponding period of 2017.

Net income for the three months ended March 31, 2018 was positively impacted by an increase in net interest income due to a higher volume of loans and an increase in the overall yield of the loan portfolio.  Interest expense increased slightly for the same period and can be attributed to an increase in the cost of borrowings expense, which has increased as a result of recent Federal Reserve Board actions to raise interest rates.  Net income for the first quarter of 2018 was also positively impacted by a decrease in the effective tax rate on the Company’s taxable income, arising from the Tax Cut and Jobs Act signed into law on December 22, 2017.  As a result of the decrease in corporate tax rates to 21% from 35%, income tax expense decreased by approximately $9.5 million.

“I’m pleased with the Company’s exceptional earnings success for the first quarter.  The success was achieved by improved performance in the Company’s core bank operations, but also by the actions taken to reform the tax laws at the end of 2017, which have benefitted the Company and the economy as a whole, including the communities we serve.  We have a proven track record of success and continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council, and are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2018 were $12.1 billion compared to $12.2 billion at December 31, 2017.  Total net loans were $6.4 billion at March 31, 2018 compared to $6.3 billion at December 31, 2017. Deposits were $8.9 billion at March 31, 2018 compared to $8.5 billion at December 31, 2017.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 188 facilities and 291 ATMs serving 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.